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Press Release
For Immediate release

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Invesco Ltd. Announces May 31, 2010
Assets Under Management

Investor Relations Contact:   Jordan Krugman       404-439-4605
Media Relations Contact:       Doug Kidd                404-479-2922

Atlanta, June 9, 2010 --- May assets under management do not include the assets of Morgan Stanley’s retail asset management business as the close occurred on June 1, 2010.

Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management of $430.0 billion, a decrease of 5.9% month over month. Given the increased volatility in financial markets, we experienced long-term net outflows largely in the lower fee ETF and Passive category.  Further, during the month depreciating global currencies against the US Dollar contributed approximately $6 billion to the overall decline in assets under management month over month.
Preliminary average assets under management Q2 quarter to date were $448.6 billion.

Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market (b)	Alternatives
May 31, 2010 (a)	$378.8	$149.1	$73.6	$39.6	$69.2	$47.3
Apr 30, 2010	$399.6	$164.2	$74.8	$42.6	$69.3	$48.7
Mar 31, 2010	$402.0	$163.1	$74.3	$42.2	$72.6	$49.8
Feb 28, 2010	$397.9	$155.9	$72.3	$40.7	$80.3	$48.7
Assets Under Management – ETF and Passive
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market (b)	Alternatives
May 31, 2010 (a)	$51.2	$32.1	$5.5	$0.0	$0.0	$13.6
Apr 30, 2010	$57.3	$37.6	$4.8	$0.0	$0.0	$14.9
Mar 31, 2010	$55.7	$35.7	$3.5	$0.0	$0.0	$16.5
Feb 28, 2010	$50.0	$30.1	$4.5	$0.0	$0.0	$15.4
Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market (b)	Alternatives
May 31, 2010 (a)	$430.0	$181.2	$79.1	$39.6	$69.2	$60.9
Apr 30, 2010	$456.9	$201.8	$79.6	$42.6	$69.3	$63.6
Mar 31, 2010	$457.7	$198.8	$77.8	$42.2	$72.6	$66.3
Feb 28, 2010	$447.9	$186.0	$76.8	$40.7	$80.3	$64.1
(a) Preliminary – subject to adjustment.
(b) Preliminary - ending money market AUM includes $65.4 billion in institutional money market AUM and $3.8 billion in retail money market AUM.

Invesco is a leading independent global investment manager, dedicated to helping investors worldwide achieve their financial objectives.  By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our retail, institutional and high net worth clients around the world.  Operating in 20 countries, the company is listed on the New York Stock Exchange under the symbol IVZ.  Additional information is available at www.invesco.com.

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